SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM 8-K


                            CURRENT REPORT

                PURSUANT TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934


                    Date of Report:  April 15, 1997





                            MEDIMMUNE, INC.
        (Exact name of registrant as specified in its charter)



                   Commission File Number:  0-19131


          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD        20878
     (Address of principal executive offices)              (Zip Code)


   Registrant's telephone number, including area code (301) 417-0770


             No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.





                            MEDIMMUNE, INC.
                      Current Report on Form 8-K

ITEM 5.  OTHER EVENTS


MedImmune, Inc. reported the information contained in the following press release dated April 15, 1997.



            MEDIMMUNE AND BIOTRANSPLANT SUBMIT IND TO BEGIN
               FIRST HUMAN CLINICAL TRIAL WITH MEDI-507

Gaithersburg, MD, and Charlestown, MA, April 15, 1997 -- MedImmune, Inc. (Nasdaq:MEDI) and BioTransplant Incorporated (Nasdaq:BTRN) today announced they have submitted an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) to begin the first human clinical trial with MEDI-507, a humanized monoclonal antibody, which the Companies believe may have several potential applications in transplantation medicine and autoimmune diseases. BTI-322, which has been evaluated in several transplantation settings to date, is the rat form of MEDI-507. Elliot Lebowitz, Ph.D., President and Chief Executive Officer of BioTransplant, made today's announcement at the Union Bank of Switzerland (UBS) Life Sciences Conference in London.

"BTI-322 has provided encouraging results in Phase 1/2 clinical trials in the treatment and prevention of acute renal transplant rejection," commented Dr. Lebowitz. "Both BioTransplant and MedImmune believe that the humanized form of BTI-322, MEDI-507, will retain its properties for those indications, with expanded potential for chronic administration as a treatment for autoimmune disorders such as psoriasis, inflammatory bowel disease and rheumatoid arthritis."

Both MEDI-507 and BTI-322 bind specifically to the CD2 antigen receptor found on T cells and natural killer (NK) cells. Laboratory studies have suggested that BTI-322 and MEDI-507 primarily inhibit the response of T cells directed at transplant antigens while subsequently allowing immune cells to respond normally to other antigens. The selectivity and long lasting effects of this inhibition suggest that these molecules may have potential utility in applications other than transplantation, such as in autoimmune diseases. The initial study proposed is a Phase 1 open-label, dose-escalating, renal transplantation induction trial to evaluate MEDI-507 for the first time in humans in the same clinical setting where BTI-322 has demonstrated potential clinical benefit and has been generally well tolerated.

BTI-322 has been evaluated in over 60 patients in the United States and Europe for its potential to prevent and treat organ graft rejection and graft-versus-host disease (GvHD). Currently, BTI-322 is being evaluated in a multi-center Phase 2 trial for treatment of acute GvHD. In addition, preliminary analyses of data from two Phase 1/2 clinical studies were presented in August 1996 at the XVI International Congress of the Transplantation Society in Barcelona, Spain. BTI-322 in these studies appeared well-tolerated and showed initial promise in preventing and treating kidney transplant rejection. A Phase 1/2 clinical trial evaluating BTI-322 in the treatment of acute kidney rejection is underway at the Massachusetts General Hospital under an IND application submitted to the FDA by BioTransplant. BTI-322, previously known as LO-CD2a, was discovered by Drs. Herve Bazin and Dominique Latinne at the Catholic University of Louvain in Belgium.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. MedImmune currently markets two products through its hospital-based sales force and has six new product candidates in clinical trials. In October 1995, MedImmune and BioTransplant established a strategic alliance for development of BTI-322, MEDI-500 (T10B9) and any future generations of these products (such as MEDI-507) for use in organ transplantation and other indications. MedImmune is located in Gaithersburg, MD.

BioTransplant Incorporated is developing proprietary anti-rejection pharmaceuticals and organ transplantation systems which represent a comprehensive approach to inducing long-term specific transplantation tolerance in humans. The Company's product candidates are intended to reduce or eliminate the need for lifelong immunosuppressive therapy, reduce the cost of treating end-stage organ disease and increase the supply of transplantable organs. BioTransplant is located in Charlestown, MA.

This announcement may contain, in addition to historical information, certain forward-looking statements, including statements about the potential therapeutic benefits of BTI-322 and MEDI-507 that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. Commercialization of MEDI-507 and BTI-322 will require prior approval from regulatory authorities, including the Food and Drug Administration in the U.S. There can be no assurance that such approvals will be obtained.


                           SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MEDIMMUNE, INC.
                              Registrant)



Date:  April 15, 1997         David M. Mott
                              President and Chief Operating Officer
                              (Principal financial and
                              accounting officer)